Exhibit 10.41

WILMAR INDUSTRIES, INC.

303 Harper Drive

Moorestown, NJ 08057

May 16, 2000

Parthenon Capital, Inc.

200 State Street

Boston, Massachusetts 02109

Gentlemen:

1.                                       This letter (the “Management Agreement”) confirms that WILMAR INDUSTRIES, INC. (the “Company”) has engaged PARTHENON CAPITAL, INC. (“PCI”) to act as its financial advisor.  PCI shall render advisory services to the Company and shall make available the services of certain of its employees to advise the Company, and to assist and support the management of the Company on financial matters.  Such advisory services shall include but not be limited to:  support of management, board participation, active involvement in pursuing acquisition opportunities (including without limitation assistance in identifying targets, negotiation of agreements, structuring of corporate forms), and assistance in obtaining financing.

2.                                       During the term of PCI’s engagement hereunder, the Company shall pay to PCI the following fees for the services to be rendered by PCI hereunder:

(a)                                  A fee of $250,000 per annum, payable by check, in semi-annual installments of $125,000 each; provided that, should this letter agreement be terminated for any reason prior to a semi-annual installment, a pro-rata payment shall be due and payable on the date of such termination; and provided further that, a payment of $125,000 shall be made on the Closing Date (as defined in the Agreement and Plan of Merger and Recapitalization, dated as of December 22, 1999, by and between WM Acquisition, Inc. and the Company, as amended (the “Merger Agreement”)) for the period from the Closing Date through November 30, 2000, and thereafter semi-annual installments of $125,000 each shall be payable on June 1 and December 1 of each year, beginning December 1, 2000.

(b)                                 In addition, the Company shall reimburse PCI, upon request from time to time, for all of PCI’s documented out-of-pocket expenses related to the services PCI shall provide the Company in accordance with this letter, up to an aggregate amount of $25,000 per annum.

(c)                                  At the Closing contemplated by the Merger Agreement, PCI will be reimbursed for its documented out-of-pocket expenses through such closing.

(d)                                 Notwithstanding anything in this Section 2 to the contrary, PCI will be reimbursed for all of PCI’s documented out-of-pocket expenses in connection with add-on acquisitions for the Company without regard to the cap referred to in Section 2(b).

3.                                       The engagement of PCI hereunder shall be for a term of five years commencing on May 16, 2000 and ending on May 16, 2005.

4.                                       The Company shall furnish to PCI such information as PCI reasonably believes to be appropriate to its engagement hereunder (all such information so furnished being referred to hereinafter as the “Information”).  The Company recognizes and confirms that PCI (a) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information.

5.                                       The Company shall indemnify and hold harmless PCI and each of its directors, officers, employees, affiliates and agents (collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, obligations, damages or expenses arising out of or in connection with PCI’s engagement hereunder or any action of any Indemnified Party in connection therewith; provided, however, that the Company shall have no obligation under this Section 5 to indemnify an Indemnified Party with respect to any liability, obligation, damage or expense that is finally judicially determined to result from the gross negligence or willful misconduct of such Indemnified Party.

6.                                       This letter agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in such state.  This letter agreement may not be amended or otherwise modified except by a written instrument, signed by PCI and the Company.  If any provision hereof is determined to be invalid or unenforceable, such determination shall not affect any other provision of this letter agreement, each of which shall remain in full force and effect.  This letter agreement may be executed in one or more counterparts, all of which shall constitute one and the same agreement.

If the foregoing correctly sets forth our understanding, please indicate so by signing below and returning an executed copy of this letter agreement to us.

Very truly yours,

WILMAR INDUSTRIES, INC.

By:
Name:
Title:

Accepted and agreed to as of
the date first written above:

PARTHENON CAPITAL, INC.

By:
Name:
Title:

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